Exhibit 99

Sypris Reports Second Quarter Results

Declares Quarterly Dividend

LOUISVILLE, Ky.--(BUSINESS WIRE)--Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today reported revenue of $110.4 million for the second quarter compared to $116.2 million for the prior year period. The Company reported a net loss of $0.9 million, or $0.05 per share for the second quarter compared to a net loss of $2.3 million, or $0.13 per share for the prior year period.

For the six months ended June 29, 2008, the Company reported revenue of $216.6 million compared to $227.7 million for the prior year period and a net loss of $0.6 million, or $0.3 per share compared to a net loss of $2.5 million, or $0.14 per share for the same period in 2007.

On July 22, 2008, the Company’s Board of Directors also declared a regular quarterly cash dividend of $0.03 per share. The dividend will be payable on October 10, 2008 to shareholders of record as of September 19, 2008. Sypris Solutions currently has 19.4 million shares outstanding.

“The Company’s financial results were in line with our expectations for the second quarter of 2008 despite lower than expected shipments during the latter part of the quarter,” said Jeffrey T. Gill, president and chief executive officer. “Continued margin improvement served to offset the impact of lower than expected revenue, which was driven by decreased demand in the commercial vehicle and trailer markets, as well as reduced funding for data systems products in our Electronics Group.”

“Our Test & Measurement segment continued to perform well, with bookings increasing 18% over the prior year period, driven in part by the previously announced long-term contract with the Federal Aviation Administration.”

“Free cash flow remained positive through the first six months of 2008, even after taking into account the payment of a $9.5 million tax liability associated with the Dana settlement during the second quarter.”

The Industrial Group

Revenue for our Industrial Group was $69.1 million in the second quarter compared to $73.5 million for the prior year period as a result of declines in light truck and class 5-8 production, particularly during the last half of the second quarter. Despite the drop in revenue, gross profit for the quarter increased to $5.3 million from $3.7 million for the same period in 2007, reflecting our ongoing productivity initiatives and the impact of contract settlements with major customers.

The Electronics Group

Revenue for our Electronics Group decreased 4% to $41.3 million in the second quarter compared to $42.8 million in the prior year period. Gross profit for the quarter was $5.7 million compared to $4.0 million for the same period in 2007.

Revenue for the Aerospace & Defense segment decreased 8% to $27.0 million in the second quarter compared to $29.4 million for the prior year period, as certification testing continued for a link encryption product and government funding shortfalls served to reduce sales of certain data systems products. Gross profit for the Aerospace & Defense segment increased to $2.0 million compared to $0.8 million for the prior year period as certification and launch costs for a new secured communication product declined materially when compared to the prior year.

Revenue for the Test & Measurement segment increased 6% to $14.2 million compared to $13.4 million for the prior year period driven by increased calibration services. Gross profit for the Test & Measurement segment increased 19% to $3.8 million from $3.2 million in the prior year period due to the increased sales volume, improved mix and the impact of productivity initiatives.

Outlook

Mr. Gill added, “We believe the declining economic outlook will prove to be challenging for Sypris in general and for our Industrial Group in particular, as production forecasts for the light and medium-duty truck markets continue to be revised downward. We are actively reviewing our realignment strategy for our Industrial Group to further reduce costs and increase efficiencies in response to these rapidly changing market conditions and we are taking steps to further improve the future contribution from our Electronics Group.”

“Looking forward, as a result of the continued pull back in light and medium-duty truck production, we are reducing our revenue forecast by $15 million and $10 million for the third and fourth quarters, respectively, with the resulting revenue ranges now expected to be in the range of $100 to $105 million and $110 to $115 million in the third and fourth quarters, respectively. We are now expecting to post an operating loss of $2.5 to $3.0 million in the third quarter and $1.0 to $1.5 million in the fourth quarter, which includes an estimated $1.0 million in expenses for efficiency initiatives, while EBITDA is anticipated to be in the range of $8 to $9 million for the second half of the year, or $23 to $24 million for 2008.”

“Interest expense is forecast to increase during the second half of the year and the Company does not expect to recognize any material income tax benefits to offset projected losses due to the mix of domestic losses and foreign income. Earnings per share are therefore forecasted to reflect a loss of $0.20 to $0.25 in the third quarter and $0.10 to $0.15 per diluted share in the fourth quarter. Free cash flow is targeted to be in the range of $5 to $8 million during the second half of 2008, reflecting the positive impact of working capital initiatives and a reduction in capital spending.”

“We believe that the continued investment in efficiency initiatives, increasing shipments from our Electronics Group and a steady recovery in the commercial vehicle market, which is expected to expand 15% to 20% during the coming year, will lead to substantially improved profitability in 2009. Having said this, we are actively reviewing options to accelerate and deepen the realignment activities in our Industrial Group with the intent to further reduce our cost profile in a material manner. We expect to finalize this review during the fourth quarter and will communicate the results when completed.”

“We continue to make important progress in our efforts to establish joint ventures in growth markets such as India and China, which when established, will enable the Company to further diversify its customer base, markets and earnings. The Company’s balance sheet remains a source of strength with net debt representing just 22% of total capital at quarter end, and we will use that asset to selectively pursue key strategic initiatives to further improve the business.”

Guidance for the third quarter and full year excludes (i) any potential charge to earnings for a decline in fair value of the Company’s investments in securities, should such a decline be judged to be other than temporary; (ii) any potential expenses associated with the acceleration of realignment initiatives; or (iii) any other potential actions the Company may take during the latter half of 2008 to improve its long-term competitiveness.

Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and test and measurement services. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Each “forward-looking statement” herein is subject to serious risks and should not be relied upon, as detailed in our most recent Form 10-K and Form 10-Q and subsequent SEC filings. Briefly, we currently believe that such risks also include: our ability to liquidate our equity interests in Dana Holding Corporation (NYSE:DAN) at satisfactory valuation levels1; potential impairments, non-recoverability or write-offs of goodwill, assets or deferred costs, including deferred tax assets in the U.S.; compliance with covenants in, or acceleration of, our loan and other debt agreements; costs and inefficiencies of restructuring our manufacturing capacity; breakdowns, relocations or major repairs of machinery and equipment; our inability to successfully launch new or next generation programs; the cost, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; cost and availability of raw materials such as steel, component parts, natural gas or utilities; volatility of our customers’ forecasts, financial conditions, market shares, product requirements or scheduling demands; cyclical or other downturns; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; failure to adequately insure or to identify environmental or other insurable risks; inventory valuation risks including obsolescence, shrinkage, theft, overstocking or underbilling; changes in government or other customer programs; reliance on major customers or suppliers, especially in the automotive or aerospace and defense electronics sectors; revised contract prices or estimates of major contract costs; dependence on, recruitment or retention of key employees; union negotiations; pension valuation, health care or other benefit costs; labor relations; strikes; risks of foreign operations; currency exchange rates; the costs and supply of debt, equity capital, or insurance; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; weaknesses in internal controls; the costs of compliance with our auditing, regulatory or contractual obligations; regulatory actions or sanctions; disputes or litigation, involving customer, supplier, creditor, stockholder, product liability, asbestos-related or environmental claims; war, terrorism or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

Non-GAAP Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included throughout this press release, the company has provided information regarding free cash flow and EBITDA, which are non-GAAP financial measures.

Management believes EBITDA is a meaningful measure of performance as it is commonly utilized by management, investors and financial institutions to analyze operating performance and entity valuation. Free cash flow is useful in analyzing the company’s ability to service and repay its debt. Further, management uses both of these non-GAAP measures in planning and forecasting for future periods.

These non-GAAP measures should not be considered a substitute for our reported results prepared in accordance with GAAP. EBITDA should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow should not be considered a substitute for cash provided by operating activities or other cash flow statement data prepared in accordance with GAAP or as a measure of liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt or cash received from the divestitures or businesses or sales of other assets and thus does not reflect funds available for investment or other discretionary uses.

1 As of June 29, 2008, we have received distributions of approximately 3.2 million shares of DAN common stock. Due to market conditions and certain other factors, we believe that the recent trading prices of DAN common stock do not reflect its longer-term value. However, if we sell these shares at current prices or such prices otherwise reflect a decline in value which is deemed to be “other than temporary,” our business, results of operations, covenants in our loan and other debt agreements, cash flows and financial condition could be materially adversely impacted.

RECONCILIATION OF THREE AND SIX MONTHS ENDED FREE CASH FLOW
(in thousands)

	Three Months Ended		Six Months Ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Consolidated Cash Flow Statement:
Cash flows from operating activities:
Net cash (used in) provided by operating activities	$(9,345)	$5,254	$9,242	$4,429
Cash flows from investing activities:
Capital expenditures	(3,821)	(2,915)	(7,040)	(3,612)
Proceeds from sale of assets	181	--	181	22
Changes in nonoperating assets and liabilities	309	344	(162)	(6)
Net cash used in investing activities	(3,331)	(2,571)	(7,021)	(3,596)
Cash flows from financing activities:
Net change in debt under revolving credit facility	8,000	18,000	(2,000)	13,000
Payments on Senior Notes	--	(25,000)	--	(25,000)
Debt modification costs	--	(637)	--	(885)
Cash dividends paid	(581)	(566)	(1,153)	(1,117)
Proceeds from issuance of common stock	--	167	--	167
Net cash provided by (used in) financing activities	7,419	(8,036)	(3,153)	(13,835)
Net decrease in cash and cash equivalents	(5,257)	(5,353)	(932)	(13,002)
Cash and cash equivalents at beginning of period	18,947	24,751	14,622	32,400
Cash and cash equivalents at end of period	$13,690	$19,398	$13,690	$19,398
Free Cash Flow:
Net cash (used in) provided by operating activities	$(9,345)	$5,254	$9,242	$4,429
Capital expenditures	(3,821)	(2,915)	(7,040)	(3,612)
Free cash flow	$(13,166)	$2,339	$2,202	$817

RECONCILIATION OF THREE AND SIX MONTHS ENDED EBITDA
(in thousands)

	Three Months Ended		Six Months Ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
EBITDA	$6,368	$3,859	$14,963	$11,275
Income tax benefit (expense)	136	1,874	(27)	2,066
Interest expense, net	(1,023)	(914)	(1,975)	(1,633)
Depreciation and amortization	(6,416)	(7,120)	(13,511)	(14,254)
Net loss	$(935)	$(2,301)	$(550)	$(2,546)

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended

	June 29, 2008	July 1, 2007
	(Unaudited)
Revenue	$110,350	$116,247
Net loss	$(935)	$(2,301)
Loss per common share:
Basic	$(0.05)	$(0.13)
Diluted	$(0.05)	$(0.13)
Weighted average shares outstanding:
Basic	18,351	18,169
Diluted	18,351	18,169

	Six Months Ended
	June 29, 2008	July 1, 2007
	(Unaudited)
Revenue	$216,612	$227,686
Net loss	$(550)	$(2,546)
Loss per common share:
Basic	$(0.03)	$(0.14)
Diluted	$(0.03)	$(0.14)
Weighted average shares outstanding:
Basic	18,347	18,138
Diluted	18,347	18,138

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended		Six Months Ended

	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Net revenue:
Industrial Group	$69,100	$73,472	$138,915	$152,591
Aerospace & Defense	27,011	29,380	50,435	49,051
Test & Measurement	14,239	13,395	27,262	26,044
Electronics Group	41,250	42,775	77,697	75,095
Total net revenue	110,350	116,247	216,612	227,686
Cost of sales:
Industrial Group	63,767	69,723	126,753	143,522
Aerospace & Defense	25,036	28,603	45,899	45,119
Test & Measurement	10,472	10,220	20,157	19,337
Electronics Group	35,508	38,823	66,056	64,456
Total cost of sales	99,275	108,546	192,809	207,978
Gross profit:
Industrial Group	5,333	3,749	12,162	9,069
Aerospace & Defense	1,975	777	4,536	3,932
Test & Measurement	3,767	3,175	7,105	6,707
Electronics Group	5,742	3,952	11,641	10,639
Total gross profit	11,075	7,701	23,803	19,708
Selling, general and administrative	10,900	8,775	21,054	19,371
Research and development	1,089	714	2,084	1,393
Amortization of intangible assets	58	164	129	328
Nonrecurring expense, net	—	1,248	—	1,554
Operating (loss) income	(972)	(3,200)	536	(2,938)
Interest expense, net	1,023	914	1,975	1,633
Other (income) expense, net	(924)	61	(916)	41
Loss before income taxes	(1,071)	(4,175)	(523)	(4,612)
Income tax (benefit) expense	(136)	(1,874)	27	(2,066)
Net loss	$(935)	$(2,301)	$(550)	$(2,546)
Loss per common share:
Basic	$(0.05)	$(0.13)	$(0.03)	$(0.14)
Diluted	$(0.05)	$(0.13)	$(0.03)	$(0.14)
Dividends declared per common share	$0.03	$0.03	$0.06	$0.06
Weighted average shares outstanding:
Basic	18,351	18,169	18,347	18,138
Diluted	18,351	18,169	18,347	18,138

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	June 29,	December 31,
	2008	2007
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$13,690	$14,622
Restricted cash	764	883
Accounts receivable, net	61,817	59,067
Inventory, net	69,087	71,789
Other current assets	36,344	107,132
Total current assets	181,702	253,493
Investment in marketable securities	17,467	—
Property, plant and equipment, net	130,438	137,104
Goodwill	14,277	14,277
Other assets	28,947	17,186
Total assets	$372,831	$422,060
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$62,483	$54,119
Accrued liabilities	26,274	41,933
Current portion of long-term debt	9,091	5,000
Total current liabilities	97,848	101,052
Long-term debt	53,909	60,000
Other liabilities	49,070	53,529
Total liabilities	200,827	214,581
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued
	—	—
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued
	—	—
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued
	—	—
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 19,503,122 shares issued and 19,369,786 outstanding in 2008 and 19,205,247 shares issued and 19,078,440 outstanding in 2007

	195	192
Additional paid-in capital	146,562	146,025
Retained earnings	63,695	65,402
Accumulated other comprehensive loss	(38,447)	(3,943)
Treasury stock, 133,336 and 126,807 shares in 2008 and 2007, respectively	(1)	(197)
Total stockholders’ equity	172,004	207,479
Total liabilities and stockholders’ equity	$372,831	$422,060

Note: The balance sheet at December 31, 2007 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Six Months Ended

	June 29,	July 1,
	2008	2007
	(Unaudited)
Cash flows from operating activities:
Net loss	$(550)	$(2,546)
Adjustments to reconcile net loss to net cash provided by operating activities:

Depreciation and amortization	13,511	14,254
Noncash compensation expense	736	462
Other noncash items	(4,969)	27
Changes in operating assets and liabilities:
Accounts receivable	(2,502)	(831)
Inventory	1,275	(1,843)
Other current assets	4,623	(3,328)
Accounts payable	8,641	(3,258)
Accrued liabilities	(11,523)	1,492
Net cash provided by operating activities	9,242	4,429
Cash flows from investing activities:
Capital expenditures	(7,040)	(3,612)
Proceeds from sale of assets	181	22
Changes in nonoperating assets and liabilities	(162)	(6)
Net cash used in investing activities	(7,021)	(3,596)
Cash flows from financing activities:
Net change in debt under revolving credit agreements	(2,000)	13,000
Payments on Senior Notes	—	(25,000)
Debt modification costs	—	(885)
Cash dividends paid	(1,153)	(1,117)
Proceeds from issuance of common stock	—	167
Net cash used in financing activities	(3,153)	(13,835)
Net decrease in cash and cash equivalents	(932)	(13,002)
Cash and cash equivalents at beginning of period	14,622	32,400
Cash and cash equivalents at end of period	$13,690	$19,398

CONTACT:
Sypris Solutions, Inc.
Anthony C. Allen, 502-329-2000
Chief Financial Officer